Exhibit 99.1

Diodes Incorporated Reports Second Quarter Fiscal 2023 Financial Results

Record Automotive and Industrial Product Revenue Drives Record Gross Margin

Plano, Texas – August 8, 2023 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today reported its financial results for the second quarter ended June 30, 2023.

Second Quarter Highlights

•
Revenue was $467.2 million, decreasing 6.8 percent from $501.0 million in the second quarter 2022 and flat with $467.2 million in the first quarter 2023;
•
Automotive and Industrial revenue was a record 48 percent of total product revenue;
•
GAAP gross profit was $195.4 million, decreasing 5.4 percent from $206.5 million in the second quarter 2022 and up 0.5 percent from $194.5 million in the first quarter 2023;
•
GAAP gross profit margin was a record 41.8 percent, an increase of 60 basis points from 41.2 percent in the second quarter 2022 and up 20 basis points compared to 41.6 percent in the first quarter 2023;
•
GAAP net income was $82.0 million, compared to $80.2 million in the second quarter 2022 and $71.2 million in the first quarter 2023;
•
Non-GAAP adjusted net income was $73.3 million, compared to $86.9 million in the second quarter 2022 and $73.4 million in the first quarter 2023;
•
GAAP EPS was $1.77 per diluted share, compared to $1.75 per diluted share in the second quarter 2022 and $1.54 per diluted share in the first quarter 2023;
•
Non-GAAP EPS was $1.59 per diluted share, compared to $1.90 per diluted share in the prior year quarter and $1.59 per diluted share last quarter;
•
Excluding $6.0 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.13 per diluted share;
•
EBITDA increased to $133.5 million, or 28.6 percent of revenue, from $130.6 million, or 26.1 percent of revenue, in the second quarter 2022 and $121.8 million, or 26.1 percent of revenue, in the first quarter 2023; and
•
Achieved cash flow from operations of $92.6 million and $55.6 million of free cash flow, including $37.0 of capital expenditures. Net cash flow was a negative $1.2 million, including the pay-down of $34.4 million of total debt.

Commenting on the results, Dr. Keh-Shew Lu, Chairman, President and Chief Executive Officer, stated, “Even though the recovery in the consumer, computing and communications markets was much slower than expected during the quarter, our achievement of record automotive and industrial product revenue enabled us to maintain revenue flat sequentially and in-line with our guidance, while also delivering record gross margin. This quarter was the sixth consecutive quarter gross margin was above our target model of 40%, and the sixth consecutive quarter automotive and industrial increased as a percentage of revenue.

“Looking forward, we have begun to see early indications of market improvement with inventory days decreasing in the second quarter coupled with an increase in worldwide POS revenue. Although we expect a further reduction in channel inventory into the third quarter, Diodes’ ongoing strategy to improve sales and product mix, including growing revenue contribution from the automotive and industrial markets, positions us to continue achieving our long-term growth and margin targets.”

Second Quarter 2023

Revenue for second quarter 2023 was $467.2 million, decreasing 6.8 percent from $501.0 million in the second quarter 2022 and flat with $467.2 million in the first quarter 2023.

GAAP gross profit for the second quarter 2023 was $195.4 million, or 41.8 percent of revenue, compared to $206.5 million, or 41.2 percent of revenue, in the second quarter of 2022 and $194.5 million, or 41.6 percent of revenue, in the first quarter 2023.

GAAP operating expenses for second quarter 2023 were $105.8 million, or 22.7 percent of revenue, and on a non-GAAP basis were $102.0 million, or 21.8 percent of revenue, which excludes $3.8 million of amortization of acquisition-related intangible asset expenses. GAAP operating expenses in the second quarter 2022 were $100.3 million, or 20.0 percent of revenue, and in the first quarter 2023 were $108.0 million, or 23.1 percent of revenue.

Second quarter 2023 GAAP net income was $82.0 million, or $1.77 per diluted share, compared to GAAP net income in the second quarter 2022 of $80.2 million, or $1.75 per diluted share, and GAAP net income of $71.2 million, or $1.54 per diluted share, in the first quarter 2023.

Second quarter 2023 non-GAAP adjusted net income was $73.3 million, or $1.59 per diluted share, which excluded, net of tax, $3.1 million of acquisition-related intangible asset costs, an $11.7 million gain on an equity investment. This compares to non-GAAP adjusted net income of $86.9 million, or $1.90 per diluted share, in the second quarter 2022 and $73.4 million, or $1.59 per diluted share, in the first quarter 2023.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
June 30, 2023
GAAP net income	$82,020

GAAP diluted earnings per share	$1.77

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,091

Officer retirement	(46)

Non-cash market-to-market investment value adjustments	(11,732)

Non-GAAP net income	$73,333

Non-GAAP diluted earnings per share	$1.59

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in second quarter 2023 GAAP net income and non-GAAP adjusted net income was approximately $6.0 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.13 per diluted share for the second quarter 2023, $0.14 for second quarter 2022 and $0.17 for the first quarter 2023.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in second quarter 2023 was $133.5 million, or 28.6 percent of revenue, increasing from $130.6 million, or 26.1 percent of revenue, in second quarter 2022 and $121.8 million, or 26.1 percent of revenue, in first quarter 2023. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For second quarter 2023, net cash provided by operating activities was $96.2 million. Net cash flow was a negative $1.2 million, which includes the pay-down of $34.4 million of total debt. Free cash flow (a non-GAAP measure) was $55.6 million, which includes $37.0 million of capital expenditures.

Balance Sheet

As of June 30, 2023, the Company had approximately $334 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $89 million and working capital was approximately $747 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the quarterly review by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending June 30, 2023.

Business Outlook

Dr. Lu concluded, “For the third quarter of 2023, we expect revenue to be approximately $425 million, plus or minus 3 percent, as we expect to continue reducing channel inventory due to the slower recovery in the consumer, computing and communications markets. GAAP gross margin is expected to decrease sequentially to 40.0 percent, plus or minus 1 percent., primarily due to the impact of our manufacturing service agreements but remains at our target model. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 23.0 percent of revenue, plus or minus 1 percent. We expect net interest expense to be approximately $1.0 million. Our income tax rate is expected to be 20.0 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 46.7 million.”

Amortization of acquisition-related intangible assets of $3.1 million, after tax, for previous acquisitions is not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, August 8, 2023 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter financial results. Investors and analysts may join the conference call by dialing 1-833-634-2590, and international callers may join the teleconference by dialing +1-412-317-6038. A telephone replay of the call will be made available approximately two hours after the call and will remain available until August 15, 2023 at midnight Central Time. The replay number is 1-877-344-7529 with a pass code of 9628513. International callers should dial +1-412-317-0088 and enter the same pass code at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at https://investor.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 32 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of that for the third quarter of 2023, we expect revenue to be approximately $425 million plus or minus 3 percent; we expect GAAP gross margin to be 40.0 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 23.0 percent of revenue, plus or minus 1 percent; we expect non-GAAP net interest expense to be approximately $1.0 million; we expect our income tax rate to be 20.0 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 46.7 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that the COVID-19 pandemic may continue and have a material adverse effect on customer demand and staffing of our production, sales and administration facilities; the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries.

© 2023 Diodes Incorporated. All Rights Reserved

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Gurmeet Dhaliwal	Leanne Sievers
Director, IR & Corporate Marketing	President, Investor Relations
P: 408-232-9003	P: 949-388-0648
E: Gurmeet_Dhaliwal@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2023		June 30, 2023
	2023	2022	2023	2022
Net sales	$467,152	$500,972	$934,393	$983,095
Cost of goods sold	271,776	294,446	544,563	579,872
Gross profit	195,376	206,526	389,830	403,223

Operating expenses
Selling, general and administrative	67,500	69,067	138,491	140,510
Research and development	34,611	30,762	67,843	59,439
Amortization of acquisition-related intangible assets	3,816	3,980	7,668	7,842
Other operating expense (income)	(118)	(3,521)	(166)	(3,864)
Total operating expense	105,809	100,288	213,836	203,927

Income from operations	89,567	106,238	175,994	199,296

Other (expense) income
Interest income	2,224	861	3,996	1,687
Interest expense	(2,189)	(1,590)	(4,321)	(2,704)
Foreign currency (loss)gain, net	(2,217)	1,819	(4,110)	3,540
Unrealized gain(loss) on investments	12,172	(7,764)	16,061	(13,312)
Other income	1,398	1,647	1,928	3,523
Total other income (expense)	11,388	(5,027)	13,554	(7,266)

Income before income taxes and noncontrolling interest	100,955	101,211	189,548	192,030
Income tax provision	17,224	18,461	33,840	35,107
Net income	83,731	82,750	155,708	156,923
Less net (income) attributable to noncontrolling interest	(1,711)	(2,595)	(2,538)	(4,077)
Net income attributable to common stockholders	$82,020	$80,155	$153,170	$152,846

Earnings per share attributable to common stockholders:
Basic	$1.79	$1.77	$3.35	$3.38
Diluted	$1.77	$1.75	$3.31	$3.33
Number of shares used in earnings per share computation:
Basic	45,733	45,265	45,667	45,185
Diluted	46,243	45,841	46,263	45,913

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2023:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP				$82,020

Diluted earnings per share (per-GAAP)				$1.77

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,817		(726)	3,091

Officer retirement	(57)		11	(46)

Non-cash market-to-market investment value adjustments		(12,172)	440	(11,732)

Non-GAAP				$73,333

Diluted shares used in computing earnings per share				46,243

Non-GAAP diluted earnings per share				$1.59

Note: Included in GAAP and non-GAAP net income was approximately $6.0 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have increased by $0.13 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2022:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$80,155

Diluted earnings per share (Per-GAAP)				1.75

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,980		(729)	3,251

Acquisition-related costs	204		(44)	160

Insurance Recovery for Manufacturing Facility	(3,594)		719	(2,875)

Non-cash market-to-market investment value adjustments		7,764	(1,553)	6,211

Non-GAAP				$86,902

Diluted shares used in computing earnings per share				45,841

Non-GAAP diluted earnings per share				$1.90

Note: Included in GAAP and non-GAAP adjusted net income was approximately $6.6 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have increased by $0.14 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2023:

Six Months Ended
June 30, 2023
GAAP net income	$153,170

GAAP diluted earnings per share	$3.31

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	6,236

Officer retirement	2,230

Non-cash market-to-market investment value adjustments	(14,804)

Non-GAAP net income	$146,832

Non-GAAP diluted earnings per share	$3.17

Note: Included in GAAP and non-GAAP adjusted net income was approximately $13.7 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.30 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2022:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$152,846

Diluted earnings per share (Per-GAAP)				3.33

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	7,842		(1,435)	6,407

Acquisition-related costs	479		(101)	378

Insurance Recovery for Manufacturing Facility	(3,594)		719	(2,875)

Non-cash market-to-market investment value adjustments		13,312	(2,856)	10,456

Non-GAAP				$167,212

Diluted shares used in computing earnings per share				45,913

Non-GAAP diluted earnings per share				$3.64

Note: Included in GAAP and non-GAAP adjusted net income was approximately $13.0 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.28 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments:

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Acquisition related costs – The Company excluded expenses associated with previous acquisitions of that typically consist of advisory, legal and other professional and consulting fees. These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Officer retirement – The Company excluded costs related to the retirement of two executives. These costs represent cash payments and the accelerated vesting of previously issued stock awards. The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

Non-cash mark-to-market investment value adjustments – The Company excluded market to market adjustments on various equity related investments. The Company believes this is not reflective of the ongoing operations and exclusion of this provides investors an enhanced view of the Company’s operating results.

Insurance Recovery for Manufacturing Facility – The Company has recorded gains related to insurance recovery for a manufacturing facility in Asia. The Company believes the exclusion of the insurance recovery provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such gains.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the second quarter of 2023 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the second quarter of 2023, FCF was $55.6 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30, 2023		June 30, 2023
	2023	2022	2023	2022
Net income (per-GAAP)	$82,020	$80,155	$153,170	$152,846
Plus:
Interest expense (income), net	(35)	729	325	1,017
Income tax provision	17,224	18,461	33,840	35,107
Depreciation and amortization	34,243	31,301	67,896	59,895
EBITDA (non-GAAP)	$133,452	$130,646	$255,231	$248,865

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2023	2022
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$321,616	$336,732
Restricted Cash	3,120	4,367
Short-term investments	9,042	7,059
Accounts receivable, net of allowances of $5,634 and $5,852 at June 30, 2023 and December 31, 2022, respectively	393,132	369,233
Inventories	325,733	360,281
Prepaid expenses and other	107,746	83,999
Total current assets	1,160,389	1,161,671
Property, plant and equipment, net	748,115	736,730
Deferred income tax	35,354	35,308
Goodwill	146,138	144,757
Intangible assets, net	71,496	79,137
Other long-term assets	179,579	130,709
Total assets	$2,341,071	$2,288,312

Liabilities
Current liabilities:
Line of credit	$33,729	$36,280
Accounts payable	152,192	160,442
Accrued liabilities	198,882	214,433
Income tax payable	27,004	19,682
Current portion of long-term debt	1,149	1,693
Total current liabilities	412,956	432,530
Long-term debt, net of current portion	54,575	147,470
Deferred tax liabilities	13,550	12,903
Unrecognized tax benefits	31,594	31,594
Other long-term liabilities	97,818	80,896
Total liabilities	610,493	705,393

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 45,748,940 and 45,469,722, issued and outstanding at June 30, 2023 and December 31, 2022, respectively	36,690	36,503
Additional paid-in capital	501,302	494,773
Retained earnings	1,601,262	1,448,092
Treasury stock, at cost, 9,283,481 shares held at June 30, 2023 and 9,281,581 shares held at December 31, 2022	(337,670)	(337,490)
Accumulated other comprehensive loss	(139,104)	(128,233)
Total stockholders' equity	1,662,480	1,513,645
Noncontrolling interest	68,098	69,274
Total equity	1,730,578	1,582,919
Total liabilities and stockholders' equity	$2,341,071	$2,288,312